Exhibit 10.8

AMENDMENT TO SEVERANCE PAY AGREEMENT

WHEREAS, CyberOptics Corporation, a Minnesota Corporation (the “Company”) and Kathleen P. Iverson (“Executive”) have previously entered into a Severance Pay Agreement dated May 19, 2008 (the “Agreement”); and

WHEREAS, the Company and the Executive desire to amend the Agreement.

NOW, THEREFORE, the Company and Executive agree that the Agreement is hereby amended as follows:

1.       Section 3 is hereby amended to add the following definition to such Section:

(v) “Termination” or “termination of employment” shall mean a “separation from service” as that term is defined in Code Section 409A and the regulations thereunder.

2.       Section 4(i)(b) is hereby amended to read in its entirety as follows:

(b)	In lieu of any further base salary payments to Executive for periods subsequent to the date that the termination of Executive’s employment becomes effective, the Company shall pay as severance pay to Executive an amount equal to the total of (A) twelve (12) months salary for Executive as in existence immediately prior to such termination, plus (B) the Executive’s portion of the cost of insurance premiums for Executive under COBRA for the twelve months following termination. The payments under this Section 4(b)(i) shall be due and payable in a single lump sum cash payment on the first day of the seventh month following termination of Executive’s employment.

IN WITNESS WHEREOF, the Company has caused this amendment to the Agreement to be executed in its name by a duly authorized officer, and Executive has hereunto set her hand, as of December 31, 2011.

CyberOptics Corporation			EXECUTIVE:

By	/s/ Jeffrey A. Bertelsen		/s/ Kathleen P. Iverson
	Its	Vice President-Finance	Kathleen P. Iverson